Exhibit 10.1

Learning Tree International, Inc.

STOCK AWARD AGREEMENT

To: [name of Grantee] (“Grantee”)

From: Learning Tree International, Inc.

“Date of Award”: November     , 2009

“Number of Shares”:                         .

We are pleased to inform you that the Compensation Committee of our Board of Directors (the “Committee”) has decided to grant you an award (your “Award”) of our Common Stock (the “Common Stock”) under our 2007 Equity Incentive Plan (the “Plan”). You will be entitled to receive one third (33 1/3%) of the Number of Shares set forth above as of each of first three anniversaries of the Date of Award if you have been continuously employed by, or are a director of, Learning Tree or its subsidiaries through such date. You will not have any right to receive or be issued any shares of Common Stock under this Award (i) if Learning Tree does not report an operating profit for its 2010 fiscal year or (ii) with respect to any issuance scheduled to occur after you cease to be an employee or director of Learning Tree or one of its subsidiaries (whether voluntarily or involuntarily).

Please review the Plan and the attached Standard Terms and Conditions carefully, as they control your rights under your Award. Then sign (and if you are married, have your spouse sign) one copy of this letter and return it to Nancy McKinley. If you have any questions, please call her.

We appreciate your continuing efforts on behalf of Learning Tree.

Very truly yours,
Learning Tree International, Inc.

By:

Its:

I hereby accept this Award and have reviewed the Plan and the Terms. I understand that I will not receive the shares of stock involved under certain circumstances, including my ceasing to be an employee of Learning Tree, whether voluntarily or not. I further understand that I may not transfer my Award except under circumstances described in the Plan.

“Grantee”

Consent by Grantee’s Spouse: I agree to be bound by all of the terms and conditions of the Award, including those set forth in the Plan and the Terms.

signature	print name

STANDARD TERMS AND CONDITIONS

These Standard Terms and Conditions are attached to a letter granting a stock award to you (the “Award Letter”) from Learning Tree International, Inc. (“Learning Tree”). The Award Letter, these Standard Terms and Conditions and Learning Tree’s 2007 Equity Incentive Plan (the “Plan”) are collectively the “Award Documents”. Capitalized terms not defined in these Standard Terms and Conditions are defined in the Award Letter or the Plan.

1. Issuance of Certificate. Subject to the Award Documents, Learning Tree will issue to you (or following your death, your estate) a certificate of any shares due under this Award promptly after they vest. No consideration will be due for the issuance of those shares, although you will be responsible for any withholding taxes. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Shares other than a cash dividend, the number and class of securities subject to the Award shall be appropriately adjusted by the Committee. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. Learning Tree shall not be required to issue fractional shares of Common Stock upon settlement of this Award.

2. Withholding of Taxes. Upon request by Learning Tree, the person entitled to the Shares shall pay Learning Tree the amount of any taxes which Learning Tree is required to withhold. If such payment is not made when requested, Learning Tree may, in its discretion, refuse to issue the certificate for the Shares, sell the Shares to obtain such amount, or deduct any such payment from any amount then or thereafter payable by Learning Tree or a Subsidiary or pursue any other available remedy.

3. Shares to be Issued in Compliance with Applicable Laws and Exchange Rules. You represent and agree that this Award is not being acquired with a view to any sale, transfer or distribution in violation of any applicable securities laws or regulations. If required by the Committee, you shall furnish evidence satisfactory to Learning Tree to such effect (including a written representation and an indemnification of Learning Tree in the event of any violation of any applicable laws).

4. No Assignment or Transfer. This Award may not be transferred, either voluntarily or by operation of law except (i) by will or the laws of descent and distribution or (ii) to your designated beneficiary to the extent permitted by the Committee. Any other attempt to transfer this Award will cause this Award and all rights and privileges granted hereby to immediately become null and void and be of no further force or effect.

5. Not an Employment or Service Contract. Nothing in this Award is to be construed as an agreement, express or implied, by Learning Tree or any of its subsidiaries to employ you or contract for your services, nor will it restrict Learning Tree’s or such subsidiary’s right to discharge you or cease contracting for your services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between you and Learning Tree or any of its subsidiaries. This Award will not affect any right you might otherwise have to participate in and receive benefits under the then current provisions of any pension, insurance, or profit sharing program of Learning Tree or any of its subsidiaries.

6. No Rights as a Shareholder Until Issuance of Stock Certificate. Neither you nor any other person will be entitled to any of the rights or privileges of a shareholder of Learning Tree with respect to any shares issuable under this Award unless and until a certificate or certificates representing the shares shall have been actually issued and delivered.

7. Agreement Subject to Plan. The Plan is incorporated herein by reference. This Award is subject to, and Learning Tree and you agree to be bound by, all of the terms and conditions of the Plan, as it may be amended from time to time in accordance with its terms. No amendment to the Plan will adversely affect your rights under this Award in a material manner without your prior written consent.

8. Tax Effect of Payments. In the event that it is determined that any Shares or payment under this Award would subject any payments to the excise tax imposed by Section 4999 or Section 409A of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then this Award shall be interpreted and modified by the Committee to provide as near as possible the same economic benefit to you hereunder but without triggering any Excise Tax, and any clause which the Committee determines would otherwise trigger such a tax will be null and void.

9. Entire Agreement; Governing Law. The Award Documents constitute our entire agreement with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of Learning Tree and you with respect to the subject matter hereof. The interpretation, performance and enforcement of this Agreement shall be governed by the internal substantive laws of the State of Delaware, without regard to the conflict of laws provisions of that or any other State. The Award Documents can only be amended in a writing executed by a duly authorized Executive Officer of Learning Tree.